Prospectus Supplement No. 3	Filed Pursuant to Rule 424(b)(7)
(to Prospectus dated September 7, 2007)	Registration No. 333-145926
STEWART ENTERPRISES, INC.
$125,000,000 3.125% Senior Convertible Notes due 2014
$125,000,000 3.375% Senior Convertible Notes due 2016
and Class A Common Stock Issuable Upon Conversion of the Notes
     The following information supplements and amends the prospectus dated September 7, 2007 (the “Prospectus”), as supplemented by the prospectus supplements dated October 5, 2007 and November 13, 2007, relating to the resale by the selling securityholders of our 3.125% Senior Convertible Notes due 2014 and our 3.375% Senior Convertible Notes due 2016, which we issued in a private placement on June 27, 2007, and shares of our Class A common stock issuable upon conversion of the notes.
     This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the Prospectus. This prospectus supplement is incorporated by reference into the Prospectus and should be read in conjunction with the Prospectus.
     Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “STEI.” On December 14, 2007, the closing sale price of our Class A common stock on the NASDAQ Global Select Market was $8.24 per share.
     We have assumed for purposes of the tables below that the selling securityholders will sell all of the notes and all of the common stock issuable upon conversion of the notes pursuant to this supplement and the Prospectus, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned.
     See “Risk Factors” beginning on page 9 of the Prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes and common stock issuable upon conversion of the notes.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is December 18, 2007.

SELLING SECURITYHOLDERS
     The information set forth in the tables of selling securityholders below was furnished to us on or before December 17, 2007. Because selling securityholders may trade all or some of the notes, and common stock issuable upon conversion of the notes, listed at any time without notifying us, the tables of selling securityholders may not reflect, as of the date of this prospectus supplement, the exact value of the notes and common stock issuable upon conversion of the notes. In addition, the selling securityholders listed in the tables may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes, or common stock issuable upon conversion of the notes, since the date as of which the information in the tables is presented.
     The table included in the section captioned “Selling Securityholders” of the Prospectus with respect to the 3.125% Senior Convertible Notes due 2014 as previously filed, is hereby supplemented and amended to reflect the selling securityholders identified below and to reflect the notes, and common stock issuable upon conversion of the notes, for such selling securityholders:
Additional Selling Securityholders
3.125% Convertible Senior Notes Due 2014

	Principal			No. of	No. of
	Amount of		No. of	Shares of	Shares of
	Notes		Shares of	Common	Common
	Beneficially	Percentage of	Common	Stock	Stock
	Owned and	Notes	Stock	Being	Held After
Name of Selling Securityholder	Offered ($)	Outstanding	Owned (1)	Offered (1)	Offering (1)
Deutsche Bank AG, London (DBAG)(2)	21,400,000	17.12	1,936,563	1,936,563	0
GLG Market Neutral Fund(3)	2,500,000	2.0	226,234	226,234	0
Pond Point Partners Master Fund, Ltd.(4)	250,000	0.2	22,623	22,623	0
     The table included in the section captioned “Selling Securityholders” of the Prospectus with respect to the 3.125% Senior Convertible Notes due 2014 as previously filed, is hereby amended to reflect updated holdings related to the selling securityholder identified below.
Revised Information Regarding Selling Securityholders
3.125% Convertible Senior Notes Due 2014

	Principal			No. of	No. of
	Amount of		No. of	Shares of	Shares of
	Notes		Shares of	Common	Common
	Beneficially	Percentage of	Common	Stock	Stock
	Owned and	Notes	Stock	Being	Held After
Name of Selling Securityholder	Offered ($)	Outstanding	Owned (1)	Offered (1)	Offering (1)
D.E. Shaw Valence Portfolios, L.L.C. (5) (6)	12,000,000	9.6	1,085,923	1,085,923	0

(1)	Assumes for each $1,000 in principal amount of notes a maximum of 90.4936 shares of common stock could be issued upon conversion. However, this conversion rate will be subject to adjustment as described under “Description of the Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future. Assuming that all of the notes listed above are sold, none of the selling securityholders listed above will own 1% or more of the outstanding common stock.

(2)	Deutsche Bank AG, London (DBAG) is a registered broker-dealer and an affiliate of a registered broker-dealer. Deutsche Bank AG, London (DBAG) has advised that it did not acquire the securities as compensation for placement agent or investment banking services to the Company. Deutsche Bank AG, London (DBAG) has also advised that it acquired the securities in the ordinary course of business and did not at the time of purchase have any arrangement to distribute the securities.

(3)	GLG Market Neutral Fund is a publicly-owned company listed on the Irish Stock Exchange. GLG Partners, LP, an English limited partnership, acts as the investment manager of the fund and has voting and dispositive power over the securities held by the fund. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly-held entity. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Emmanuel Roman and, as a result, each has voting and dispositive power over the securities held by the fund. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanuel Roman disclaim beneficial ownership of the securities held by the fund, except for their pecuniary interest therein.

(4)	Michael Schram, on behalf of Pond Point Partners Master Fund, Ltd., exercises voting power and investment control over these securities.

(5)	D.E. Shaw & Co. L.P., as investment adviser, has voting and investment power over these securities. Julius Gaudio, Eric Wepsic, Maximilian Stone and Anne Dinning, or their designees, exercise voting and investment power over these securities on D.E. Shaw & Co. L.P.’s behalf.

(6)	This selling securityholder is under common control with D.E. Shaw Securities, L.L.C., a registered broker-dealer. This selling securityholder has advised that it acquired the securities in the ordinary course of business and did not at the time of purchase have any arrangement to distribute the securities.
     The table included in the section captioned “Selling Securityholders” of the Prospectus with respect to the 3.375% Senior Convertible Notes due 2016 as previously filed, is hereby supplemented and amended to reflect the selling securityholders identified below and to reflect the notes, and common stock issuable upon conversion of the notes, for such selling securityholders:
Additional Selling Securityholders
3.375% Convertible Senior Notes Due 2016

	Principal			No. of	No. of
	Amount of		No. of	Shares of	Shares of
	Notes		Shares of	Common	Common
	Beneficially	Percentage of	Common	Stock	Stock
	Owned and	Notes	Stock	Being	Held After
Name of Selling Securityholder	Offered ($)	Outstanding	Owned (1)	Offered (1)	Offering (1)
GLG Market Neutral Fund (2)	2,500,000	2.0	226,234	226,234	0
Pond Point Partners Master Fund, Ltd. (3)	250,000	0.2	22,623	22,623	0
     The table included in the section captioned “Selling Securityholders” of the Prospectus with respect to the 3.375% Senior Convertible Notes due 2016 as previously filed, is hereby amended to reflect updated holdings related to the selling securityholder identified below.
Revised Information Regarding Selling Securityholders
3.375% Convertible Senior Notes Due 2016

	Principal			No. of	No. of
	Amount of		No. of	Shares of	Shares of
	Notes		Shares of	Common	Common
	Beneficially	Percentage of	Common	Stock	Stock
	Owned and	Notes	Stock	Being	Held After
Name of Selling Securityholder	Offered ($)	Outstanding	Owned (1)	Offered (1)	Offering (1)
Magnetar Capital Master Fund, Ltd. (4)	12,000,000	9.6	1,085,923	1,085,923	0

(1)	Assumes for each $1,000 in principal amount of notes a maximum of 90.4936 shares of common stock could be issued upon conversion. However, this conversion rate will be subject to adjustment as described under “Description of the Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future. Assuming that all of the notes listed above are sold, none of the selling securityholders listed above will own 1% or more of the outstanding common stock.

(2)	GLG Market Neutral Fund is a publicly-owned company listed on the Irish Stock Exchange. GLG Partners, LP, an English limited partnership, acts as the investment manager of the fund and has voting and dispositive power over the securities held by the fund. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly-held entity. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Emmanuel Roman and, as a result, each has voting and dispositive power over the securities held by the fund. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanuel Roman disclaim beneficial ownership of the securities held by the fund, except for their pecuniary interest therein.

(3)	Michael Schram, on behalf of Pond Point Partners Master Fund, Ltd., exercises voting power and investment control over these securities.

(4)	Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd. (“Magnetar Master Fund”) and consequently has voting and investment power over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the securities held by Magnetar Master Fund. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any securities deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these securities.

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